UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ICOS CORPORATION

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Filed by ICOS Corporation Pursuant to Rule 14a-6(b)

Under the Securities Exchange Act of 1934

Subject Company: ICOS Corporation

Commission File No.: 000-19171

This filing relates to the proposed acquisition of ICOS Corporation (“ICOS”) by Eli Lilly and Company (“Lilly”) pursuant to the terms of an Agreement and Plan of Merger, dated as of October 16, 2006 by and among ICOS, Tour Merger Sub, Inc. and Lilly, as amended by as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of December 17, 2006 by and among ICOS, Lilly and Tour Merger Sub, Inc. The Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by ICOS on October 17, 2006 and is incorporated by reference into this filing. The Amendment No. 1 to the Agreement and Plan of Merger is on file with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed by ICOS on December 18, 2006 and is incorporated by reference into this filing.

The following electronic mail was sent by Paul Clark, ICOS’ Chairman, President and Chief Executive Officer, to all ICOS employees on December 18, 2006:

Dear Employees,

Yesterday, we signed an amended agreement to be acquired by Eli Lilly and Company.

Under the agreement, Lilly will acquire all of the outstanding stock of ICOS for a purchase price of $34 per share in cash. The revised offer is $2 per share higher than the $32 per share offer in the original agreement. Our board of directors unanimously approved the revised offer and recommends that shareholders approve the revised merger agreement. ICOS issued a press release this morning about this new development, which is attached.

This will delay the scheduled closing date of our planned merger with Lilly. On behalf of the entire management team, I apologize for the confusion and disruption this may cause you. We know this has not been easy, especially when we are all trying to make plans for the future. However, we need to give our shareholders time to review the new offer.

A special meeting of shareholders is scheduled for tomorrow, Tuesday, December 19, 2006. The special meeting will be adjourned in order to give shareholders additional time to consider Lilly’s higher offer. Additional proxy materials will be mailed to shareholders later this month and we expect to reconvene the meeting on January 25, 2007.

Employment decisions made by Lilly are effective only if the merger takes place, however, we can give you some information about how Lilly plans to handle this delay.

If you have already received a 60 day notice with an effective date of termination of January 2nd, January 8th, or January 16th, we currently anticipate that your new termination effective date will be the business day immediately following the new close of the acquisition. The closing is anticipated to be within three business days following the new shareholder meeting date expected for January 25, 2007.

If you have already received a 60 day notice with an effective date of termination on or after January 29th, based upon current assumptions of timing, we do not currently anticipate your termination date to change.

For employees who have been asked to stay on for a transition period post close for a number of months, the number of months will still be counted from the date the acquisition closes, provided that the closing occurs as anticipated in late January.

For employees who are part of the Core Biologics Manufacturing group, the change in closing date should have no impact on your assignment.

Since this development will delay the expected closing date, you will receive updated information, as it becomes available, regarding the estimated close.

As a reminder, your position and responsibilities will continue until Lilly’s employment decisions become effective after a closing. All termination notices related to the merger only are effective if the merger takes place.

We very much appreciate your continued patience during this period and all of your hard work.

Sincerely,

Paul Clark

ICOS Chairman, President and Chief Executive Officer

*   *   *

Where To Find Additional Information About The Merger Between ICOS And Lilly

The Company intends to adjourn the meeting previously scheduled for December 19, 2006 until January 25, 2007 in order to give shareholders additional time to consider the amendment to the Agreement and Plan of Merger. Revised proxy materials will be mailed to shareholders.

ICOS intends to file a revised definitive proxy statement and other documents regarding the proposed acquisition of ICOS by Lilly with the Securities and Exchange Commission (the “SEC”). ICOS’ shareholders are urged to read the revised definitive proxy statement when it becomes available and other relevant materials because they contain important information about ICOS and the proposed transaction. A revised definitive proxy statement will be sent to the shareholders of ICOS seeking their approval of the transaction. Investors may obtain a free copy of these materials and other documents filed by ICOS with the SEC at the SEC’s website at www.sec.gov, at ICOS’ website at www.ICOS.com or by sending a written request to ICOS at 22021 20th Avenue SE, Bothell, Washington 98021, attention: General Counsel.

ICOS, Lilly and their directors, executive officers and certain other members of their managements and employees and other representatives may be deemed to be participants in soliciting proxies from ICOS’ shareholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of ICOS’ shareholders in connection with the proposed transaction will be set forth in ICOS’ revised definitive proxy statement. Additional information regarding these individuals and any interest they have in the proposed transaction will be set forth in the revised definitive proxy statement when it is filed with the SEC.